FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-01

NEW ISSUE CMBS:	$877.0mm BANK 2019-BNK18

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Morgan Stanley, Wells Fargo Securities
CO-MANAGERS:	Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

PRIN WAL

CLASS	Fitch/KBRA/Moody’s	SIZE($MM)	(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAAsf/AAA(sf)/Aaa(sf)	$18.052	2.81	30.000%	1-60	20.0%	36.7%
A-2	AAAsf/AAA(sf)/Aaa(sf)	$32.774	4.96	30.000%	60-60	20.0%	36.7%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$30.882	7.47	30.000%	60-117	20.0%	36.7%
A-3*	AAAsf/AAA(sf)/Aaa(sf)	$305.000	9.83	30.000%	117-119	20.0%	36.7%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	$308.935	9.94	30.000%	119-120	20.0%	36.7%
A-S	AAAsf/AAA(sf)/Aa3(sf)	$90.682	9.96	20.875%	120-120	17.7%	41.4%
B	AA-sf/AA(sf)/NR	$49.689	9.96	15.875%	120-120	16.7%	44.0%
C	A-sf/A-(sf)/NR	$40.993	9.96	11.750%	120-120	15.9%	46.2%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A-3:   $100.000mm - $305.000mm

A-4:   $308.935mm - $513.935mm

WA CUT-OFF LTV:	52.4%
WA UW NCF DSCR:	2.79x
WA UW NOI DEBT YLD:	14.0%
WA ORIG TERM TO MATURITY:	118
WA ORIG AMORTIZING TERM:	360
TEN LARGEST LOANS:	65.8%
LOAN SELLERS:	WFB(46.4%), MS(24.2%), BANA(21.7%), NCB(7.7%)
TOP 5 STATES:	CA(49.7%), NY(9.0%), TX(7.1%), WA(7.1%), NJ(5.7%)
TOP 5 PROPERTY TYPES:	OF(55.7%), HT(16.4%), RT(9.1%), MF(8.3%), LF(3.6%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC, National Cooperative Bank, N.A. and Situs Asset Management LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Pentalpha Surveillance LLC
INITIAL CNTRLG CLASS REP:	RREF III Debt AIV, LP (or affiliate of Rialto Capital Advisors, LLC)

ATTACHED:	TERM SHEET, ANNEX A-1

EXPECTED PRICING:	Week of 5/13/2019
EXPECTED SETTLEMENT:	On or about 5/31/2019

ROADSHOW:
Tuesday, May 14th:	Hartford Breakfast (Max’s Downtown - 8:00am EST)
Tuesday, May 14th:	Boston Lunch Meeting (Hilton Boston Downtown – 12:00pm EST)
Wednesday, May 15th:	Minneapolis Breakfast (Grand Hotel Minneapolis – 7:30am CST)

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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